Exhibit 10.1

EXECUTION COPY

SHARE PURCHASE AND SALE AGREEMENT

by and among

HIRSCH INTERNATIONAL CORP.

as Buyer

and

U.S. GRAPHIC ARTS, INC.

as the Company

and

Sellers (as defined herein)

Dated as of August 4, 2008

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Sellers; Shares; Aggregate Proceeds at Closing; Pro Rata Share
Exhibit B	Vendors
Exhibit B-1	Vendor Letters
Exhibit C	Employment Contract
Exhibit D	Lease
Exhibit E	Guaranty
Exhibit F	Management Agreement
Exhibit G	Amendment to Certificate of Incorporation

SCHEDULES

Schedule 1.1(c)	Sellers’ Representative’s Wire Instructions
Disclosure Schedule

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SHARE PURCHASE AND SALE AGREEMENT

This SHARE PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 4, 2008, by and among U.S. Graphic Arts, Inc., an Arizona corporation (the “Company”), each of the parties identified on the signature pages hereto as a Seller (each, a “Seller” and collectively, “Sellers”), Hirsch International Corp., a Delaware corporation (the “Buyer”), and for purposes of Section 10.1 only, Fresener Holdings, LLC, an Arizona limited liability company (“Fresener Holdings”).

WHEREAS, the Company operates a business of manufacturing, assembling, designing and selling printers and providing other products and services (the “Business”);

WHEREAS, Sellers own beneficially and of record all of the issued and outstanding capital stock of the Company, as set forth on Exhibit A attached hereto;

WHEREAS, Buyer desires to purchase eighty percent (80%) of all the outstanding equity interests in the Company;

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from such Seller, the number of shares of Common Stock, no par value per share (the “Common Stock”) as set forth on Exhibit A on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I - PURCHASE AND SALE OF SHARES; CLOSING

Section 1.1.	Purchase and Sale of Shares.

(a)       In reliance on the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Section 1.2), each Seller severally agrees to sell to Buyer, and Buyer agrees to purchase from each such Seller, such number of shares of Common Stock set forth opposite such Seller’s name under the column entitled “Shares Being Sold” on Exhibit A hereto free and clear of all Claims (as defined in Section 6.1(a)) for a per Share purchase price of $12.50 (the “Share Price”). The shares (“Shares”) of Common Stock to be sold by Sellers at the Closing constitute 80% of all the issued and outstanding equity interests of the Company. The Shares shall be delivered to the Buyer by Sellers as provided in Section 6.1.

(b)       The aggregate consideration payable by Buyer to Sellers hereunder for the Shares shall be Ten Thousand Dollars ($10,000) (the “Purchase Price”).

(c)       The aggregate amount payable to each Seller at the Closing (as defined in Section 6.2) by Buyer are set forth opposite such Seller’s name on Exhibit A in the column labeled “Aggregate Proceeds” and shall be paid by Buyer at the Closing to the Sellers’

Representative by wire transfer of immediately available funds to the account set forth on Schedule 1.1(c).

Section 1.2.    Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing (the “Closing”) of the purchase and sale of the Shares and the other transactions contemplated by this Agreement shall take place on the date hereof (the “Closing Date”) at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104. The transfer of the Shares pursuant to Sections 1.1 and 6.1 shall be deemed to have become effective as of 12:01 a.m., New York time, on the Closing Date.

Section 1.3.	Sellers’ Representative.

(a)       By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Scott Fresener as his, her or its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power to:

(i)        the right to receive payment from Buyer on behalf of Sellers as contemplated by Section 1.1(c) above and then distribute such payment in the proportions and amounts set forth on Exhibit A in the column labeled “Aggregate Proceeds at Closing”;

(ii)       waive any condition to the obligations of such Seller to consummate the transactions contemplated by this Agreement;

(iii)      execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Seller which Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iv)      do or refrain from doing any further act or deed on behalf of such Seller which Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Seller could do if personally present;

(v)	amend this Agreement on behalf of Sellers; and
(vi)	replace the Seller’s Representative if such Person resigns.

(b)       The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative on behalf of Sellers in all matters referred to herein. All notices delivered by Buyer or the Company (following the Closing) to Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute notice to Sellers. Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner Sellers’ Representative believes to be in the best interest of Sellers and consistent with its obligations under this Agreement, but Sellers’ Representative shall not be responsible to Sellers for any loss or damages it or they may suffer by reason of the performance by Sellers’ Representative of its duties under this Agreement, other than loss or damage arising from Sellers’ Representative’s willful violation of the law.

(c)       Each Seller agrees to indemnify and hold harmless Sellers’ Representative from any loss, damage or expense arising from the performance of its duties as Sellers’ Representative hereunder, including, without limitation, the cost of legal counsel retained by Sellers’ Representative on behalf of Sellers, but excluding any loss or damage arising from Sellers’ Representative’s willful violation of the law.

(d)       All actions, decisions and instructions of Sellers’ Representative taken, made or given pursuant to the authority granted to Sellers’ Representative pursuant to this Section 1.3 shall be conclusive and binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e)       The provisions of this Section 1.3 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolution, granted by Sellers to Sellers’ Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Seller.

Section 1.4.    Further Assurances. Sellers shall, from time to time after the Closing at the request of Buyer and without further consideration, execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Shares and all rights thereto, and to fully implement the provisions of this Agreement. Buyer shall, from time to time after the Closing at the request of any Seller and without further consideration, execute and deliver such further instruments and take such other action as such Seller may reasonably require to fully implement the provisions of this Agreement.

Section 1.5.    Withholding Rights. The amounts payable to Sellers shall be reduced to reflect all applicable deductions and withholdings from the amounts otherwise payable to any Seller pursuant to this Agreement or any related agreement that are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of any other applicable Legal Requirement (as defined below). To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of which such deduction and withholding was made. All such amounts so withheld will be timely paid to the U.S. Treasury Department or applicable state taxing authorities as required by the applicable Legal Requirements. Notwithstanding the forgoing, the parties agree that the Purchase Price under Section 1.1(b) is not subject to withholding hereunder.

Article II - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers and the Company, jointly and severally, hereby represent, warrant and covenant to the Buyer as follows (other than Sections 2.3 and 2.4, the term Company shall be deemed to include the Subsidiaries (as defined below)):

Section 2.1.    Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, provided that the Company has not filed its Annual Report with the Arizona Corporation Commission which was due in June 2008. The Company has all required power and authority to own, lease and operate its properties and to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The Company is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions in which the property owned, leased or operated by it in the Business or the nature of the Business makes such qualification necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect (as defined below). The copies of the certificate or articles of incorporation, charter, certificate or articles of organization, certificate or articles of formation, certificate or articles of limited partnership, limited liability company agreement, operating agreement, limited partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of the Company, as amended as of the Closing Date, have been furnished to Buyer by the Company, are correct and complete as of the date hereof, and the Company is not in violation of any term of its Organizational Documents.

Section 2.2.	Authorization and Non-Contravention.

(a)       This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto (the “Company Ancillary Documents”) are (assuming the due and valid authorization, execution and delivery of this Agreement and the Company Ancillary Documents by Buyer) valid and binding obligations of the Company, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action of the Company, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement, the Company Ancillary Documents or the transactions contemplated hereby and thereby.

(b)       Except (x) with respect to the documents evidencing the Chase Loan and (y) as otherwise as set forth in Section 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the Company Ancillary Documents and the performance of the transactions contemplated hereby and thereby, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit or increased obligation under any agreement or obligation to which the Company is a party or by which its assets are bound, or any provision of the Organizational Documents of the Company, or cause the creation of any Claim upon any of the properties or assets of the Company; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Body applicable to the Company; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

Section 2.3.	Capitalization.

(a)       Immediately prior to giving effect to the transactions contemplated hereby, the authorized, issued and outstanding equity for the Company is as set forth on Section 2.3 of the Disclosure Schedule, including the name of each equity holder and the amount and type of equity of the Company held. All such equity has been duly authorized, validly issued, fully paid and non-assessable and is held free and clear of any Claims, including Claims of spouses, former spouses and other family members by such equity holders.

(b)       The Company has not issued any securities in violation of any preemptive or similar rights and, there are no outstanding subscriptions, options, warrants, calls, convertible securities, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance, transfer or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of the Company. The Company has no obligation to repurchase, redeem or otherwise acquire any of its equity or any interests therein, and, except as set forth in Section 2.3 of the Disclosure Schedule, has not redeemed any of its equity in the past year. There are no existing voting trusts or similar agreements to which the Company is a party with respect to any of its equity.

Section 2.4.    Subsidiaries; Investments. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except for those entities set forth in Section 2.4 of the Disclosure Schedule (collectively, the “Subsidiaries” and each a “Subsidiary”). The Company has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder of the Company except as set forth in Section 2.4 of the Disclosure Schedule. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable. Section 2.4 of the Disclosure Schedule sets forth the name of each person who owns beneficially or of record any shares of capital stock and any other equity interest in any Subsidiary and the number of shares owned by each such person which are all held free and clear of any Claims. No Subsidiary has issued any securities in violation of any preemptive or similar rights and there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing either a Subsidiary or the Company to issue, deliver or sell shares of such Subsidiary’s capital stock or debt securities, or obligating either a Subsidiary or the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

Section 2.5.	Financial Statements.

(a)       The Company has previously furnished to Buyer copies of the following financial statements, which are attached to Section 2.5(a) of the Disclosure Schedule: (i) the balance sheet for the period ending December 31, 2007 and the related consolidated audited statements of income, retained earnings and cash flows for the period then ended, with a report thereon by the independent certified public accountants of the Company, and (ii) the balance sheet of the company as of June 30, 2008 (the “Base Balance Sheet”) and the related unaudited statements of income, retained earnings and cash flows for the period then ended. Such financial statements were prepared, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein, subject to normal and recurring period ending adjustments in the case of any such financial statements that are unaudited; provided, however, that any such normal and recurring period ending adjustments will not have a Material Adverse Effect. Nothing has come to the attention of the Company since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the date thereof.

(b)       The Company maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are executed in accordance with its management's general or specific authorization, and (b) recorded as necessary to permit. Except as set forth in Section 2.5(b) of the Disclosure Statement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no written complaints from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company that have not been remedied or ameliorated.

Section 2.6.	Absence of Undisclosed Liabilities.

Since the date of the Base Balance Sheet, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise and whether due or to become due, except liabilities or obligations (i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred in the ordinary course of business and consistent with past practices since the date of the Base Balance Sheet, or (iii) as set forth in Section 2.6(a) of the Disclosure Schedule.

Section 2.7.    Absence of Certain Developments. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Section 2.7 of the Disclosure Schedule, there has not been:

(a)       any change (or effect, circumstance or event that causes a change) in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to (i) have a material adverse effect on the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company collectively or (ii) materially adversely affect the ability of the Company to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”);

(b)       any mortgage, lien or other encumbrance placed on any of the assets or properties of the Company, other than purchase money liens and liens for taxes not yet due and payable;

(c)       any damage, destruction or loss, whether or not covered by insurance, for an amount in excess of $10,000;

(d)       any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the equity of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock or any other payment, including any payment of management or similar fees, or distribution to Sellers;

(e)       any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;

(f)        any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company;

(g)       any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Company; (other than certain disputes with Vendors in the amounts set forth on Section 2.7(g) of the Disclosure Schedule);

(h)       any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

(i)        any other transaction entered into by the Company (including agreements by employees, officers, stockholders or directors) other than transactions in the ordinary course of business consistent with past practice; or

(j)        any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (i) above.

Section 2.8.	Accounts Receivable; Accounts Payable; Inventories.

(a)       Except as set forth on Section 2.8(a) of the Disclosure Schedule with respect to all of the accounts receivable of the Company arose in the ordinary course of business from bona fide, arms-length transactions and are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Base Balance Sheet. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company has no accounts receivable from any of its Affiliates or any Affiliate of its directors, officers, employees or stockholders, except payments due under the Commercial Lease Agreement, dated August 1, 2007 (the “Existing Lease”), between the Company and Fresener Holdings or as otherwise set forth in Section 2.8(a) of the Disclosure Schedule.

(b)       All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment, except as set forth in Section 2.8(a) of the Disclosure Schedule. The Company has no account payable to any Affiliate or any Affiliate of its directors, officers, employees or stockholders, except as set forth in Section 2.8(b) of the Disclosure Schedule.

(c)       Except as set forth on Section 2.8(c) of the Disclosure Schedule, all of the Company’s inventory items are of a quality and quantity salable in the ordinary course of its business at profit margins consistent with the Company’s experience in prior years. All Inventory items shown on Section 2.8(c) of the Disclosure Schedule reflect write-downs to realizable values in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular distribution channels in the ordinary course of the business of the Company. The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company’s experience in prior years, and all sales commitments made for the Company’s products are at prices not less than inventory values plus selling expenses and said profit margins.

Section 2.9.    Transactions with Affiliates. Except as set forth in Section 2.9 of the Disclosure Schedule, there are no loans, leases or other agreements or transactions between the Company and any of its equity holders or any present or former equity holder, manager, director, officer, employee or Affiliate of the Company, or any Affiliate of such officer, director, manager, employee or equity holder. No equity holder, director, manager, officer or employee of the Company, or any of its respective Affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, employee, manager or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

Section 2.10.	Properties.
(a)	Real Property.
(i)	The Company does not own any real property.

(ii)       The Company holds a valid and enforceable leasehold interest in all of the leased real property leased by it (the “Leased Real Property, Section 2.10 of the

Disclosure Schedule identifies all real property leased or subleased to the Company as of the date of this Agreement. The leases and subleases relating to the Leased Real Property are collectively referred to as the “Leases.” Correct and complete copies of each of the Leases have been made available to Buyer. Each of the Leases is valid and in full force and effect and the Company is in possession of the entire premises demised under the Leases. The Company is not in default under any of its rental obligations or the other material terms of any Lease (other than a default under the Existing Lease), and, to the Company’s Knowledge, no events have occurred and no circumstances exist that, if not remedied, would result in any other default. To the Company’s Knowledge, the other party to each of the Leases is not in default under the material terms of any Lease, and, to the Company’s Knowledge, no events have occurred and no circumstances exist that, if not remedied, would result in any other default. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company’s interest as tenant under each Leased Real Property is free and clear of all Claims. There is no Leased Real Property which a third party has any right to the possession, use, occupancy or enjoyment thereof (or a portion thereof) as of the date of this Agreement).

(b)       Personal Property. The Company has good and valid title to all personal property and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for any personal property disposed of since that date in the ordinary course of business), free and clear of Claims, except for (i) liens for Taxes not yet due and payable, to the extent such Taxes have been reserved against in the Base Balance Sheet, (ii) minor liens and encumbrances that do not materially detract from the value of the such personal property subject thereto or impair the operations of the Company and (iii) liens in favor of Chase in connection with the Chase Loan. Section 2.10(b) of the Disclosure Schedule contains all material machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by the Company (wherever located and whether or not carried on the Company’s books) and used in the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, the “Tangible Personal Property”). All equipment included in such Tangible Personal Property is in good condition and repair (ordinary wear and tear excepted) and all leases of Tangible Personal Property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. Section 2.10(b) of the Disclosure Schedule sets forth items or categories of items that are the personal property of the Sellers and are not part of the Tangible Personal Property of the Company.

Section 2.11.  Tax Matters. Except as set forth in Section 2.11 of the Disclosure Schedule:

(a)       The Company has timely and properly filed with all the appropriate federal, state, and local entities all tax returns and reports required to be filed, including all returns reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes (as hereinafter defined), including any schedule or attachment thereto, and including any amendment or supplement thereof (“Tax Returns”). All Tax Returns are true, correct, and complete in all material respects. The Company has not entered into any transactions that are “listed” transactions under Section 6621 of the Code. All Taxes (as hereinafter defined) reflected on any Tax Return by the Company have been timely and fully paid. There are no Claims for Taxes upon the assets of the Company other than permitted Claims.

(b)       There are no Government audits, examinations or investigations or administrative or judicial proceedings being conducted with respect to the Company that will result in a Tax deficiency. The Company has not received for any open period from any Government Tax authority any (i) written notice indicating an intent to open an audit; or (ii) written notice of deficiency or proposed adjustment for any amount of Tax against the Company.

(c)       The Company has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)       All Taxes due and owing by the Company (whether or not reflected on any Tax Return), whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, have been timely and fully paid, and to the Company’s and Seller’s Knowledge, there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.

(e)       The unpaid Taxes of the Company (i) do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth or included in the Company’s balance sheet dated June 30, 2008 and (ii) do not exceed, in the aggregate, the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth or included in the Company’s balance sheet dated June 30, 2008 as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the balance sheet dated June 30, 2008, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(f)        The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and the Company does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(g)       The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and the Company has no liability for Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)       With respect to the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(i)        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof)

ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)        The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local, or foreign income Tax law).

(k)       The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(l)	The Sellers are citizens of the United States.

(m)      The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.

(n)       The Company has not within the past three years been a party to a transaction (as a “distributing corporation” or “controlled corporation”) intended to qualify under Code § 355 or under so much of Code § 356 as relates to Code § 355.

(o)       The Company does not have any interests in, or is not, a passive foreign investment company within the meaning of Code §§ 1291-1297.

(p)       The Company has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.

(q)       There is no material property or obligation of the Company including but not limited to uncashed checks to vendors, customers, or employees, non refunded over payments, or credits, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatable laws.

(r)        The Company will not be required to make any payments of any nature whatsoever to any Person on account of such Person’s having liability for amounts payable under Code § 409A. There is no contract, agreement, plan, or arrangement covering any Person that, individually or collectively, will result in payments that will be subject to the rules of Code § 409A(a)(1) (pertaining to deferred compensation arrangements).

(s)       None of the assets of the Company have been financed with or directly or indirectly secures any debt the interest on which is Tax-exempt under Code § 103(a). The Company is not a borrower or guarantor of any outstanding industrial revenue bonds, and the Company is not a tenant, principal user or related person to any principal user (within the meaning of Code § 144(a)) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(t)        None of the assets of the Company is “tax-exempt use property” within the meaning of Code § 168(h).

(u)       The Company has complied in all material respects with all Laws (as hereinafter defined) relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Code §§ 1441 and 1442, or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government entity all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(v)       None of the representations in Section 2.11 shall apply with respect to transactions entered into by the Company (or any election made with respect to the Company) after the Closing Date or on account of any transactions entered into or election made by Buyer or its affiliates on or after the Closing Date.

(w)      The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company for the period from December 31, 2005 through the Closing Date. Section 2.11 of the Disclosure Schedule sets forth each jurisdiction in which to the Company’s and Seller’s Knowledge, the Company, is required to file Tax Returns with respect to the Business. No Tax claim has become (or, with the passage of time, will become) a lien on any assets of the Company.

Section 2.12.  Certain Contracts and Arrangements. Except as set forth in Section 2.12 of the Disclosure Schedule (with true and correct copies of each agreement referred to therein provided to Buyer and to the extent such agreements are not evidenced by documents, the Company has provided to Buyer a written description of all of the material terms and conditions of such agreement), the Company is not a party or subject to or bound by:

(a)       any contract, agreement or lease (whether written or oral and whether express or implied) involving a potential commitment or payment by the Company in excess of $10,000;

(b)       any contract, agreement or lease (whether written or oral and whether express or implied) which is not cancelable by the Company without penalty on not less than thirty (30) days notice;

(c)       any contract, agreement or lease (whether written or oral and whether express or implied) containing covenants which, directly or explicitly limit in any respect the freedom of the Company to compete in any line of business or with any person or entity;

(d)       any contract relating to any acquisition or disposition of any capital stock or equity interest of the Company;

(e)       any agreement, contract, indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)        any joint venture, partnership, manufacturer, development or supply agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;

(g)	any acquisition, merger or similar agreement;

(h)       any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

(i)        any contract, agreement, or lease (whether written or oral and whether express or implied) with any Governmental Body;

(j)        any contract, agreement or lease not executed in the ordinary course of business; or

(k)       any other material contract, agreement, or lease (whether written or oral and whether express or implied).

All such contracts, agreements, and leases set forth on Section 2.12 of the Disclosure Schedule are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and are enforceable in accordance with their respective terms. The Company has not received any notice or threat to terminate any such contracts, agreements and leases set forth on Section 2.12 of the Disclosure Schedule. Neither the Company nor, to the Knowledge of the Company or Sellers, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, the breach of which could reasonably be expected to have a Material Adverse Effect, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions hereby and thereby, do not and will not conflict with, or result in the breach or termination of any provision of, or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or loss of any benefit to which the Company is entitled under any provision of such contract, agreement, and lease set forth on Section 2.12 of the Disclosure Schedule.

Section 2.13.	Intellectual Property.

(a)       Except as disclosed in Section 2.13(a) of the Disclosure Schedule, (i) the Company has exclusive ownership of, or, to the Knowledge of the Company, license to use, all Intellectual Property Assets necessary for the Business as presently conducted; (ii) the Company’s rights in its Intellectual Property Assets are free of any Claims; (iii) the Company has not received any notice of claims or demands of any other person pertaining to any of the Company’s Intellectual Property Assets and no proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof. To the Knowledge of the Company, except as disclosed in Section 2.13(a) of the Disclosure Schedule, the Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or the Business as presently conducted.

(b)       All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights and other Intellectual Property Assets which are owned by the Company are listed in Section 2.13(b) of the Disclosure Schedule (the “Patents and Patent Applications”). Except as set forth on Section 2.13(b) of the Disclosure Schedule, all of such patents, patent applications, trademarks, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Section 2.13(b) of the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction. All of the documents evidencing the assignment of all rights from the applicable inventors with respect to the Patents and Patent Applications are included on Section 2.13(b) of the Disclosure Schedule.

(c)       All licenses or other agreements under which the Company is granted rights in Intellectual Property Assets are listed in Section 2.13(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, the Company is not in default of any said licenses or other agreements and, to the Knowledge of the Company, the licensors are not in default thereof and, except as set forth in Section 2.13(c) of the Disclosure Schedule, all of the Company’s rights thereunder are freely assignable.

(d)       All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets owned or licensed by the Company are listed in Section 2.13(d) of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no default by the Company of such licenses or other agreements, and, to the Knowledge of the Company, there is no default by any other parties thereto constitute legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of the other parties thereto, and are enforceable substantially in accordance with their respective terms; neither the Company nor, to the Knowledge of the Company, any other party is in default (subject to expiration of any applicable grace, notice or curative period) in complying with any provisions of any said licenses or other agreements; and, except as set forth in Section 2.13(d) of the Disclosure Schedule, all of the Company’s rights thereunder are freely assignable.

(e)       The Company has taken all steps required in accordance with its standard business practice to establish and preserve its ownership of all its Intellectual Property Assets with respect to its products, services and technology. The Company has no Knowledge of any infringement by others of any of its rights in its Intellectual Property Assets. Except as set forth in Section 2.13(3) of the Disclosure Schedule, the Company has no Knowledge that its present business, activities or products of the Company infringes any Intellectual Property Assets of any other person.

Section 2.14.  Litigation. There is no litigation, suit, claim, legal action, order, arbitration or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or affecting the properties or assets of the Company, or, as to matters related to the Business conducted by the Company, against any officer, director, manager, equity holder or key employee of the Company in their respective capacities in such positions, nor, to the Knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted, except as set forth on Section 2.14 of the Disclosure Schedule. Section 2.14 of the Disclosure Schedule includes a description of all litigation, claims, and proceedings involving the Company, or involving any of its officers, directors, managers, equity holders or key employees in connection with the Business of the Company.

Section 2.15.  Labor Matters. Section 2.15 of Disclosure Schedule sets forth a complete list of all employees of the Company as of the date of this Agreement along with their compensation. The Company is not a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, as of the date of this Agreement, there is no union representation question involving employees of the Company, nor, as of the date of this Agreement, to the Knowledge of the Company, is there any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. There is no labor strike, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against the Company. There is not pending or, to the Company’s Knowledge, threatened, any material charge or complaint relating to unfair labor practices or any material, sex, age or other discrimination claim against the Company.

Section 2.16.	Regulatory Matters.

(a)       The Company has all franchises, governmental authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Permits”) necessary to permit it to own, lease or operate its property and to conduct its business as it is presently conducted or proposed to be conducted, all such Permits are valid and in full force and effect and the Company has been and is in compliance with the terms and conditions of all such Permits. Each such Permit is set forth on Section 2.16(a) of the Disclosure Schedule. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is now and has heretofore been in compliance with all applicable constitutions, statutes, laws, ordinances, codes, orders, treaties, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other Governmental Body (each, a “Legal Requirement”), which apply to the conduct of its business. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

(b)       The Company has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by the Company during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, North Korea or Sudan.

(c)       The Company has not violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, the Company has not been a party to, is a beneficiary under or has performed any service or sold any product under the Company Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 2.17.  Employee Benefit Programs. Set forth on Section 2.17 to Disclosure Schedule is a list of all Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (as defined below), and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, dental, tuition reimbursement, sick leave, family leave, health care reimbursement, dependent care reimbursement, cafeteria or insurance plan providing benefits to any present or former employee of the Company (including any employment or other agreement with any individual employee providing such benefits).

Section 2.18.  Insurance Coverage. The Company has in full force and effect appropriate insurance policies with coverages customary for similarly situated companies (without taking into account financial condition) in the same or similar industries and as required by applicable law. Section 2.18 of the Disclosure Schedule contains a complete and accurate list of fire, liability, product liability, workers compensation, health and other forms of insurance currently in effect and maintained by the Company. Except as disclosed in Section 2.18 of the Disclosure Schedule, there are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. There is no threatened termination of any such policies or arrangements. The insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, the Company will continue to be covered under such policies for events occurring prior to the Closing Date. No such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. The Company has delivered or made available to the Buyer true and correct copies of all the insurance policies set forth in Section 2.18 of the Disclosure Schedule.

Section 2.19.  Investment Banking; Brokerage. Except as set forth in Section 2.19 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

Section 2.20.  Environmental Matters. Except as set forth in Section 2.20 of the Disclosure Schedule, all of the current and past operations of the Business, including any operations at or from any real property currently or formerly owned, leased or operated by the Company comply, and have at all times during the Company’s ownership, lease or operation thereof, complied in all material respects with all applicable Environmental Laws.

(a)       Except as set forth in Section 2.20 of the Disclosure Schedule, no Hazardous Materials have been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by or on behalf of the Company or any predecessor in interest in, on, over, under, at or from any real property currently or formerly owned, leased or operated by the Company or any predecessor in interest in material violation of any applicable

Environmental Law or which could reasonably be expected to result in material environmental Liability to the owner, lessee, or operator of such property or to the Company.

(b)       Except as set forth in Section 2.20 of the Disclosure Schedule, none of the real property currently or formerly owned, leased or operated by the Company is listed or, to the Knowledge of the Company, is proposed for listing on an inventory of sites requiring investigation, monitoring or remediation maintained by any Governmental Body.

(c)       To the Knowledge of the Company, except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not received any notice from any Governmental Body or third party of any actual environmental Liability, or to the Knowledge of the Sellers and the Company, any threatened environmental Liability, related to the Business or the obligation to investigate, take corrective action, remediate or monitor the real property currently or formerly owned, leased or operated by the Company.

(d)       To the Knowledge of the Sellers and the Company, except as set forth in Section 2.20 of the Disclosure Schedule, there are no conditions existing at any real property currently or formerly owned, leased or operated by the Company or relating to the Business that require, or which could reasonably be expected to require, material remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws.

(e)       Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has obtained all environmental Permits necessary for the conduct of the Business and for the operations on, in or at the Real Property. The Company has been and is in compliance in all material respects with the terms and conditions of all such environmental Permits, and has not received written notice that any such environmental Permits will be revoked, suspended or will not be renewed.

(f)        Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not assumed by contract or otherwise any material environmental Liability with respect to the Business.

(g)       Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has provided to Buyer all material environmental reports, assessments, audits, studies, investigations, data, environmental Permits and other material written environmental information in the custody, possession or control of the Company concerning the Business.

(h)       None of the matters disclosed on Section 2.20 of the Disclosure Schedule, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i)	For purposes herein,

(i)        “Environmental Law” shall mean any federal, state, local or common law, statute, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative interpretations, guidance, directives, policy statements or opinions) regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise relating to pollution, or injury to, or the protection of, human health and safety (but excluding worker health and safety) or the indoor and outdoor environment; and

(ii)       “Hazardous Materials” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, biohazardous material, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of “hazardous substances,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law.

Section 2.21.  Customers, Distributors and Partners. Section 2.21 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company collectively for each of the fiscal year ended December 31, 2007, and/or for the six (6) months ended June 30, 2008 (the “Customers” and “Distributors”, respectively), together with the names of any persons or entities with which the Company has a strategic partnership or similar relationship (“Partners”). No Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company except as set fort in Section 2.21 of the Disclosure Schedule. Except as set forth in Section 2.21 of the Disclosure Schedule, no Customer, Distributor or Partner has, to the Knowledge of the Company or any Seller, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

Section 2.22.  Warranty and Related Matters. Section 2.22 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”). Except as set forth on Section 2.22 of the Disclosure Schedule, there are no existing or, to the Knowledge of the Company, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties. Section 2.22 of the Disclosure Schedule sets forth all the (a) inherent design defects or systemic or chronic problems in any Company Product and (b) liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems which could reasonably be expected to have a Material Adverse Effect.

Section 2.23.  Illegal Payments. None of the Sellers, officers, or any directors of the Company or its Affiliates, or, to the Knowledge of the Company or Seller, any other Person acting on behalf of the Company, has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons. Neither, the Company nor any representative of the Company has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of two percent (2%) of any amount payable, to:

(a)       any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or non-government owned);

(b)	any political party or official thereof;
(c)	any candidate for political or political party office; or
(d)	any other individual or entity;

(e)       while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office. Each transaction is properly and accurately recorded on the books and records of the Company in all material respects, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to insure that the Company maintains no off-the-books accounts and that the Company’s assets are used only in accordance with the Company’s management directives.

Section 2.24.  Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) except as set forth on Section 2.24 of the Disclosure Schedule made an offer of settlement, extension or composition to its creditors generally.

Section 2.25.  Government Contracts. The Company has (a) no contractual obligation to renegotiate government, quasi-government, sovereign or quasi-sovereign contracts or subcontracts; (b) not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; (c) not been audited or investigated by any such Governmental Body with respect to contracts entered into or goods and services provided by the Company or any of its Affiliates; or (d) not had a contract terminated by any such Governmental Body for default or failure to perform in accordance with applicable standards.

Section 2.26.  Accuracy of Information; Full Disclosure. No representation or warranty of the Company contained in this Agreement or in the Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not materially false or misleading. To the Knowledge of the Company and the Sellers, there is no fact that has not been disclosed to Buyer that has or that could reasonably be expected to have a Material Adverse Effect, or that could reasonably be expected to impair the ability of the Company, Sellers or Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents, warrants and covenants to Buyer, jointly and severally with the other Sellers, as follows:

Section 3.1.    Shares. Such Seller owns of record and beneficially the number of shares of Company Stock set forth opposite such Seller’s name in Exhibit A attached hereto. The Shares being sold by such seller as set forth on Exhibit A, are, and when delivered by such Seller to Buyer pursuant to this Agreement will be, free and clear of any and all Claims, including Claims of spouses, former spouses and other family members.

Section 3.2.	Authority.

(a)       Except as otherwise noted in this Agrement, this Agreement and all agreements, documents and instruments executed and delivered by such Seller pursuant hereto (the “Seller Ancillary Documents”) are valid and binding obligations of such Seller enforceable in accordance with their respective terms, assuming due authorization, execution and delivery of this Agreement by Buyer, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, from time to time in effect, and by equitable limitations on the availability of specific remedies and by principles of equity. Such Seller has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)       Except as otherwise noted in this Agreement, the execution, delivery and performance by such Seller of this Agreement and the Seller Ancillary Documents, and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents do not and will not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which such Seller is a party or by which it or its assets are bound, or cause the creation of any lien or encumbrance upon any of the assets of such Seller; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to such Seller; (iii) require from such Seller any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Seller is a party or by which it is bound.

Section 3.3.    Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by such Seller or based on any arrangement or agreement made by or on behalf of such Seller.

Article IV - REPRESENTATIONS AND WARRANTIES REGARDING BUYER

As a material inducement to the Company and Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers as follows:.

Section 4.1.    Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all required power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the purchase of the Shares.

Section 4.2.	Authority and Non-Contravention.

(a)       Buyer has full right, authority and power under its Organizational Documents to enter into this Agreement and all agreements, documents and instruments executed by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto are (assuming the due and valid authorization, execution and delivery of this Agreement and other such agreements by each Seller and the Company) valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, from time to time in effect, and by equitable limitations on the availability of specific remedies and by principles of equity. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto and the purchase of the Shares contemplated hereby have been duly authorized by all necessary action of Buyer.

(b)       Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof conflicts with or results in a breach of any provisions of Buyer’s Organizational Documents. The execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any material agreement or obligation to which Buyer is a party or by which Buyer or its assets is bound, or cause the creation of any Claim upon any of the assets of Buyer; (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Body applicable to Buyer; or (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which Buyer is a party or by which Buyer is bound, except, in each case, as would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.3.	Consents and Approvals.

(a)       The execution, delivery and performance of this Agreement by Buyer will not, as of the Closing, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(b)       The execution, delivery and performance of this Agreement by Buyer will not, as of the Closing, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.4.    Investment Banking; Brokerage. Buyer has no obligations to any parties for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Buyer or based on any arrangement or agreement made by or on behalf of Buyer.

Article V - CERTAIN COVENANTS OF THE PARTIES

Section 5.1.	Confidentiality; Press Releases.

(a)       Each Seller agrees, and each will cause each of their respective subsidiaries to agree, that, following the consummation of the Closing, each Seller, each subsidiary, and their respective officers, directors, agents and representatives, will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Company with respect to its business or financial condition. Information generally known in Company’s industry or which has been disclosed to Sellers by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. Notwithstanding the foregoing, in the event any Seller or its Subsidiary is required by law to disclose such information, such Seller shall provide the Company with prompt notice of such requirement so Company may seek an appropriate protective order and failing the entry of such protective order, such Seller or such subsidiary may disclose only such information as determined by independent legal counsel is required and will exercise reasonable efforts to maintain the assurance that confidential treatment will be accorded such information.

(b)       Each of Buyer, the Company and Sellers will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (or in the case of Sellers, Sellers’

Representative), which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law, in which event such party shall provide the proposed press release or public announcement in advance of its issuance to the other party and allow such other party reasonable time to comment on such proposed press release or public announcement.

Section 5.2.    Intercompany Obligations. Effective on or prior to the Closing, Seller and the Company shall cause any outstanding intercompany indebtedness between such parties to be canceled and extinguished in full without any payment to either party, and shall terminate any tax sharing arrangement or agreement among the Company, Sellers and any of Seller’s Affiliates provided, that this Section 5.2 shall not cancel, extinguish or otherwise limit payments under the Existing Lease or the Amended Lease, except in accordance with the Existing Lease or the Amended Lease, as the case may be.

Section 5.3.	Call Right.

(a)       Buyer shall have, from and after the third anniversary of the date hereof (the “Call Exercise Date”), the right and option (the “Call Right”) to purchase from the Seller and, upon the exercise of such Call Right, each Seller shall have the obligation to sell to Buyer, all the remaining shares of Common Stock held by Sellers (the “Option Shares”).

(b)       In order to exercise the Call Right on or after the Call Exercise Date, Buyer shall deliver to each Seller between January 1 and March 31 of the fiscal year in which the Call Right is being exercised, a written notice of such exercise to such address or facsimile number set forth on Exhibit A (it being understood that no exercise of the Call Right will be valid unless it is exercised in the period between January 1 and March 31). Provided such notice is delivered in accordance with Section 5.3 to such Seller on or prior to 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Call Notice Date”) of the Call Right shall be the date of such delivery of such notice. The delivery of a call notice in accordance herewith shall constitute a binding obligation (a) on the part of Buyer to purchase and (b) on the part of such Seller to sell, the Option Shares subject to such notice in accordance with the terms of this Agreement. “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(c)       The closing for the purchase and sale of the Option Shares pursuant to this Section 5.3 shall take place at the offices of the Company on the first Business Day which is fifteen (15) days after the date of the Call Notice Date (or such other date as the Buyer and Sellers may agree). At such closing, (i) the Buyer shall pay the Call/Put Price (as defined in Section 5.3(e)) against delivery of the Option Shares and (ii) each Seller shall deliver instruments of assignment and other agreements and documents reasonably satisfactory to the Buyer effectively assigning the Option Shares held by such Seller, free and clear of all Claims.

(d)       No Seller shall sell, transfer, assign, pledge, hypothecate or otherwise encumber any of the Option Shares, except that if a Seller has received a bona fide offer from a third party (a “Third Party Offer”)for the purchase of all or a portion of such Seller’s Option Shares, the Seller may sell such Option Shares pursuant to such Third Party Offer after offering such Option Shares to the Buyer at the Call//Put Price. The Buyer shall have 15 days after receipt of notice of a Third Party Offer to Purchase such Option Shares to elect to purchase such Option Shares at the Call/Put Price. If the Buyer will Purchase the Option Shares, such Closing shall take place as set forth in Section 5.3(c), except that the Closing date will occur 15 days after the Buyer elects to purchase such Option Shares.

(e)       The Call/Put Price, with respect to the Option Shares or the Seller Option Shares, shall be the greater of:

(i)        the amount determined as follows: 4.5 multiplied by (x) the number of Option Shares or Seller Option Shares being purchased divided by the total number of outstanding shares of Common Stock (on a fully diluted bases) multiplied by (y) Net Income; or

(ii)       the amount determined as follows: (x) the number of Option Shares or Seller Option Shares being purchased divided by the total number of outstanding shares of Common Stock (on a fully diluted bases) multiplied by (y) Net Book Value.

For purposes of this Section 5.3(e) and Section 5.4, “Net Income” shall mean the net earnings of the Company, determined in accordance with GAAP, prior to making provisions for the payment of taxes for the last completed fiscal year prior to the date of the purchase of the Option Shares or the Seller Options Shares pursuant to Section 5.3 or 5.4.. “Net Book Value” shall mean the net book value of the Company, determined in accordance with GAAP, for the last completed fiscal year of the Company prior to the date the purchase of the Option Shares or the Seller Option Shares pursuant to Section 5.3 and 5.4.

Section 5.4.	Put Right.

(a)       Each Seller shall have, commencing on the first anniversary of the date hereof through the fifth anniversary of the date hereof (the “Put Exercise Period”), the right and option to cause the Buyer to purchase (the “Put Right”) from such Seller the remaining shares of Common Stock held by such Seller (with respect to such Seller, the “Seller Option Shares”) and Buyer shall have the obligation to purchase such Seller Option Shares in accordance with this Section 5.4.

(b)       In order to exercise the Put Right during the Put Exercise Period, the exercising Seller shall deliver to Buyer between January 1 and March 31 of the fiscal year in which the Put Right is being exercised, a written notice of such exercise to such address or facsimile number set forth on Exhibit A (it being understood that no exercise of the Put Right will be valid unless it is exercised in the period between January 1 and March 31). Provided such notice is delivered in accordance with this Section 5.4 to such Seller on or prior to 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Put Notice Date”) of the Put Right shall be the date of such delivery of such notice. The delivery of a put notice in accordance herewith shall constitute a binding obligation (a) on the part of Buyer to purchase, and (b) on the part of such Seller to sell, the Seller’s Option Shares subject to such notice in accordance with the terms of this Agreement.

(c)       The closing for the purchase and sale of the Seller Option Shares pursuant to this Section 5.4 shall take place at the offices of the Company on the first Business Day which is fifteen (15) days after the Put Notice Date (or such other date as the Buyer and applicable Seller may agree). At such closing, (i) the Buyer shall pay the Call/Put Price against delivery of the Seller Option Shares and (ii) the applicable Seller shall deliver instruments of assignment and other agreements and documents reasonably satisfactory to the Buyer effectively assigning the Seller Option Shares held by such Seller, free and clear of all Claims.

Section 5.5.    Book Purchase Rights. To the extent any Seller or any Affiliate of the Seller, sells or otherwise distributes copies of the book “How To Print T-Shirts for Fun and Profit,” such Seller hereby agrees to sell to the Company, at the Company’s option, such number of books requested by the Company at a price no less favorable than a price given any other customer of such Seller. Each Seller agrees, to the extent that it sells or transfers the right to publish, sell or distribute the book, it shall cause any such transferee of such rights to provide the Company with the same rights as the Company has under this Section 5.5.

Section 5.6.    Non-Compete. (a)     The Buyer requires, as a condition to its purchase of the Shares and in order to preserve the value thereof, that the Sellers agree not to compete with the Company in the decorative apparel business in accordance with the terms of this Section 5.6. In consideration of the foregoing, the Sellers agree that, for the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Non-Compete Period”), the Sellers shall not, and shall not cause or permit any of their direct and indirect holders of any equity interest therein and existing and future Affiliates to, directly or indirectly, own, manage, operate or control, or engage in, join or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any way with, or assist or participate with any other Person in the taking of such actions with respect to, any Person or business that competes, directly or indirectly with the Company in the decorative apparel business in any of the geographic areas where the Business is conducted as of the Closing Date; provided, however, that the foregoing shall not be deemed to prohibit the Sellers or any of their Affiliates from (i) selling, publishing or distributing books or other media related to T-Shirt printing and the T-Shirt printing industry and (ii) owning not more than two percent (2%) of the outstanding securities of any Person if such securities are listed on a national or international securities exchange or traded on the over-the-counter market.

(b)       The parties hereto recognize that the laws and public policies of the various States of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.6 . It is the intention of the parties that the provisions of Section 5.6 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of Section 5.6 shall not render unenforceable or impair the remainder of the provisions of Section 5.6. Accordingly, if at the time of enforcement of any provision of Section 5.6, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

Board of Directors. The Sellers and Buyer hereby consent, and hereby appoint Paul Gallagher, Beverly Eichel and Scott O. Fresener as directors of the Company, effective August 1, 2008.

Article VI - CLOSING DELIVERIES

Section 6.1.    Seller and Company Deliveries. The Seller or the Company, as applicable, on or before the Closing Date, shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

(a)       all of the Shares, free and clear of any and all liens, claims, options, charges, pledges, mortgages, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Claims”), and the certificates for the Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, or if such stock certificates are not then available, affidavits of loss (with appropriate indemnities) in lieu thereof;

(b)       all minute books and stock transfer books of the Company and its Subsidiaries (as defined below);

(c)       (i) any instruments from JPMorgan Chase Bank (“Chase”) evidencing the purchase of the Note, dated December 12, 2007 (the “Note”), in the original principal amount of One Million Five-Hundred Thousand Dollars ($1,500,000) (the “Chase Loan”), (ii) documents evidencing the assignment to Buyer of any security interests granted Chase as security for the Note and the Chase Loan (including applicable Uniform Commercial Code financing statements and the Deed of Trust (as defined below)), and (iii) documents evidencing the satisfaction of the Company’s Commercial Credit Card Agreement with Chase (collectively, the “Chase Payoff Documents”);

(d)       a valid and binding amendment to the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of September 20, 2006, between Fresener Holdings and Chase (the “Deed of Trust”) on the property located at 1901 East 5th Street, Tempe, Arizona (the “Company Headquarters”), in favor of the Buyer (and consented to by Chase) as additional security for Note and for the obligations of Sellers hereunder;

(e)       a duly executed “bad-boy” guaranty from Scott Fresener in the form set forth as Exhibit E;

(f)        from each of the vendors set forth on Exhibit B (the “Vendors”), the applicable Vendor Letter in the form set forth on Exhibit B-1;

(g)       an Employment Agreement executed by Scott Fresener in the form attached hereto as Exhibit C, between the Company and Scott Fresener;

(h)       an amended and restated Lease (the “Amended Lease”) duly executed by Fresener Holdings to the Company in the form attached hereto as Exhibit D, with respect to the Company Headquarters;

(i)        a duly executed Management Agreement in the form attached hereto as Exhibit F, between the Company and Buyer, providing for the Buyer to provide Management Services to the Company;

(j)        consent of the Sellers, as shareholders of the Company, and the current board of directors of the Company, approving an amendment to the Certificate of Incorporation of the Company in the form set forth as Exhibit G;

(k)       resignations of all of the Directors of the Company and of such officers of the Company as may be requested by Buyer at least three (3) days prior to the Closing, such resignations to be effective at the Closing; and

(l)	the following certificates, each as valid as of the Closing Date:

(i)        certificates executed by the Secretary of each of the Company and the Subsidiaries certifying that true and correct copies of (x) its Organizational Documents and (y) stockholder and board resolutions approving the transactions contemplated hereby are attached thereto, and certifying the incumbency and signature of officers executing any agreement contemplated hereby;

(ii)       certificate of an executive officer of the Company, dated the Closing Date, to the effect that (x) the Company’s and Sellers’ representations and warranties in this Agreement, any Company Ancillary Documents, any Seller Ancillary Documents and in the Disclosure Schedule or the certificates, agreements or instruments which the Company or Sellers have delivered in connection with this Agreement shall be true and correct as of the Closing Date, except that, to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall, to such extent, be true and correct as of such earlier date and (y) since June 30, 2008, the has been no material adverse change to the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company;

(iii)      certificates as to the good standing of the Company and each Subsidiary executed by the appropriate officials of the respective jurisdiction of organization of each such entity.

Section 6.2.    Buyer Deliveries. At the Closing, Buyer shall deliver, or shall have caused to be delivered, to the Company, Sellers, or Sellers’ Representative (as applicable), the following:

(a)       the Purchase Price to Sellers by wire transfer of immediately available funds to the account specified in writing by the Sellers’ Representative on Schedule 1.1(c);

(b)	the Amended Lease duly executed by the Company,

(c)       evidence reasonably satisfactory to the Sellers that the Chase Loan has been purchased by the Buyer or an Affiliate of the Buyer and that each of the Commercial Guaranty dated September 26, 2006 and the Commercial Guaranty dated December 12, 2007, in each case by Pat Fresener and Scott Fresener in favor of Chase, has been terminated;

(d)	the Employment Agreement duly executed by the Company;
(e)	the following certificates, each valid as of the Closing Date:

(i)        certificates executed by the Secretary of Buyer certifying that true and correct copies of its Organizational Documents are attached thereto, and certifying the incumbency and signature of officers executing any agreement contemplated hereby; and

(ii)       a certificate as to the good standing of Buyer executed by the appropriate officials of the jurisdiction of organization of Buyer.

Article VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1.	Survival of Representations, Warranties and Covenants.

(a)       All representations, warranties, covenants, and agreements of the Company, Sellers and Buyer made in this Agreement, in the Schedules delivered to Buyer and all agreements, documents and instruments executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing and (ii) shall bind the parties’ successors, heirs and assigns (including, without limitation, any successor to Sellers and Buyer by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 9.9 below) and their respective successors, heirs and assigns, whether so expressed or not.

(b)       The representations and warranties contained in Articles II, III and IV hereof shall expire and terminate and be of no further force and effect after the date which is twenty-four (24) months following the Closing Date, except that any specific written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any such written claim with respect to a breach of the representations and warranties may (i) with respect to fraud or intentional misrepresentation by Sellers, the Company or Buyer, be given at any time and (ii) with respect to a breach of the representations or warranties contained in Section 2.2 (Authority); Section 2.3 (Capitalization); Section 2.5 (Financial Statements); Section 2.11 (Tax Matters); Section 2.20 (Environmental Matters); Section 3.1 (Shares); Section 3.2 (Authority) and Section 4.2 (Authority) (collectively, the

“Excluded Representations”) be given at any time prior to the end of the applicable statute of limitations, including extensions.

Section 7.2.    Indemnification by Sellers. Subject to this Article VII, each Seller jointly and severally with each other Seller, on their behalf and on behalf of their successors, assigns, or his or her successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 7.2, the “Seller Indemnifying Parties”, and each individually, a “Seller Indemnifying Party”) agrees, to defend, indemnify and hold Buyer, its Affiliates (including, after the Closing, the Company and the Subsidiaries), and their respective officers, directors, employees and agents and each of the heirs, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”) harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, Taxes, fines, penalties, costs and expenses, as the same are incurred, of any kind or nature whatsoever (excluding any consequential, special, exemplary or punitive damages, or any multiple of damages) (“Losses”) which are sustained or suffered by any such Buyer Indemnified Party based upon, arising out of, or by reason of:

(a)       any breach of any representation or warranty made by such Seller or the Company in (i) this Agreement, Company, Ancillary Agreement or Seller Ancillary Agreement, (ii) the Schedules hereto, (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by any Seller or the Company pursuant to this Agreement;

(b)       any breach of any covenant or obligation of the Company or such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by the Company or any Seller pursuant to this Agreement; and/or

(c)       any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, the Company or any Affiliate of the Company.

Section 7.3.    Indemnification by Buyer. Subject to this Article VII, Buyer, on its own behalf and on behalf of its successors, assigns (collectively, for the purposes of this Section 7.3, the “Buyer Indemnifying Parties”, and each individually, a “Buyer Indemnifying Party”) agree, to defend, indemnify and hold each Seller, its subsidiaries, its Affiliates, and their respective direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents (collectively, the “Seller Indemnified Parties” and, individually, an “Seller Indemnified Party”) harmless from and against any and all Losses which may be sustained or suffered by any such Seller Indemnified Party based upon, arising out of, or by reason of:

(a)       any breach of any representation or warranty made by Buyer in (i) this Agreement; (ii) the Schedules hereto; (iii) any transfer instrument; or (iv) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)       any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and/or

(c)       any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any Affiliate of the Buyer.

Section 7.4.    Limitations on Indemnification by the Seller Indemnifying Parties. Notwithstanding anything in Section 7.2 to the contrary, the obligations of the Seller Indemnifying Parties pursuant to this Article VII shall be subject to the following limitations:

(a)       the Seller Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Buyer Indemnified Party for indemnification under Section 7.2 above unless the total of all Losses in respect of claims made by Buyer Indemnified Parties for indemnification (without giving effect to any materiality or knowledge qualifiers in the representation and warranties) shall exceed Fifty Thousand Dollars ($50,000) (the “Threshold”) in the aggregate, whereupon the amount of all such Losses (including amounts comprising the Threshold) shall be recoverable by Buyer Indemnified Parties in accordance with the terms hereof;

(b)       the maximum aggregate amount payable by the Seller Indemnifying Parties to all Buyer Indemnified Parties for Losses in respect of claims made by Buyer Indemnified Parties for indemnification under Section 7.2 shall not exceed One Million Dollars ($ 1,000,000) (the “Cap”); and

(c)       payments by the Seller Indemnifying Parties pursuant to Section 7.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Buyer Indemnified Parties from any third party with respect thereto.

Notwithstanding anything in the Sections 7.4(a) and (b) to the contrary, neither the Threshold nor the Cap shall apply to any claims arising out a breach of Sections 2.2(a), 2.3(a) 3.1 or 3.2(a).

Section 7.5.    Limitations on Indemnification by Buyer Indemnifying Parties. Notwithstanding anything in Section 7.3 to the contrary, the obligations of Buyer Indemnifying Parties pursuant to this Article VII shall be subject to the following limitations:

(a)       Buyer Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Seller Indemnified Party for indemnification under Section 7.3 above unless the total of all Losses in respect of claims made by the Seller Indemnified Parties for indemnification shall exceed the Threshold in the aggregate, whereupon the amount of all such Losses including amounts comprising the Threshold shall be recoverable by the Seller Indemnified Parties in accordance with the terms hereof;

(b)       the maximum amount payable by any Buyer Indemnifying Party to all Seller Indemnified Parties for Losses in respect of claims made by the Seller Indemnified Parties for indemnification under Section 7.3 shall not exceed the Cap;

(c)       payments by Buyer Indemnifying Parties pursuant to Section 7.3 shall be further limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Seller Indemnified Parties from any third party with respect thereto;

(d)       the amount of Losses otherwise recoverable under Section 7.3 shall be adjusted to the extent to which any federal, state, local or foreign tax liabilities or benefits are realized by the Seller Indemnified Parties by reason of any Loss or indemnity payment hereunder.

Notwithstanding anything in the Sections 7.5(a) and (b) to the contrary, neither the Threshold nor the Cap shall apply to any claims arising out a breach of Section 4.2(a).

Section 7.6.	Notice; Payment of Losses; Defense of Claims.

(a)       A Buyer Indemnified Party or a Seller Indemnified Party (as applicable, an “Indemnified Party”) shall give written notice of a claim for indemnification of a Loss actually sustained or suffered under Section 7.2 or Section 7.3 to a Seller Indemnifying Party or Buyer Indemnifying Party (as applicable, an “Indemnifying Party”), specifying in reasonable detail the amount, nature and source of the Loss, and including therewith copies of any notices or other documents with respect to such Loss; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure.

(b)       Within ten (10) business days after receiving notice of a claim for indemnification of a Loss, the Indemnifying Party shall, by written notice to the Indemnified Party, concede or deny liability for the Loss in whole or in part. If the Indemnifying Party concedes liability for a Loss in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the Loss to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

Section 7.7.	Third Party Claims.

(a)       Promptly after receipt by any Indemnified Party of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party or circumstances which, with the lapse of time, such Indemnified Party believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Indemnified Party shall give written notice thereof (the “Claims Notice”) to the Indemnifying Parties. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.

(b)       The Indemnifying Party shall be, subject to the limitations set forth in this Section 7.7, entitled to assume control of and appoint lead counsel for such defense; provided,

however, that the Indemnifying Parties shall not have the right to assume control of the defense of any Asserted Liability if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Parties and the Indemnifying Parties and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Parties) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Parties; provided, further, that to exercise such rights the Indemnifying Party must give notice to the Indemnified Party within thirty (30) days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense. If the Indemnifying Party does not give such notice within such 30-day period, then the Indemnified Party shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Party.

(c)       If the Indemnifying Party shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 7.7, (1) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (2) the Indemnified Party shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees, costs and expenses of any such separate counsel to the Indemnified Party pursuant to this Section 7.7 shall be paid by the Indemnified Party; provided, however, that the Indemnifying Party shall pay the fees, costs and expenses of such counsel if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Asserted Liability or (ii) the Indemnified Party’s legal counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnifying Party, that a material conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel.

(d)       If the Indemnified Party shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 7.7, (i) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the Indemnifying Party shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality restrictions).

Section 7.8.    Treatment of Indemnity Payments. All payments made by Sellers or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VII shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement, provided, however, if Sellers are required to pay indemnity claims in excess of the Purchase Price, such excess payments shall not be treated as adjustments to the Purchase Price.

Section 7.9.    Remedies Exclusive. From and after the Closing, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith, provided that nothing shall be deemed to limit or restrict in any manner any rights or remedies that any Indemnified Party has against any other party hereto based on fraud, intentional misrepresentation or deliberate or willful misconduct by any party hereto. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under any Environmental Law), at common law or otherwise, except that either party may seek specific performance with respect to their rights under Sections 5.3 and 5.4.

Article VIII - TAX MATTERS

Section 8.1.	Payment of Taxes.

(a)       Subject to 8.1(b), Sellers shall pay all Taxes imposed on the Company for all periods ending on or prior to the Closing Date to the extent they exceed the amount of Taxes reflected as Liabilities on the balance sheet dated June 30, 2008.

(b)       Except as required under the federal consolidated income tax return rules, Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 8.2.

Section 8.2.    Tax Apportionment. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)       In the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 8.3), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)       In the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item during a period, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 8.3.	Transactional Taxes.

Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp, and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne equally between the Sellers and the Buyer. The Sellers and the Buyer will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the other party (the Sellers or Buyer) will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

Section 8.4.	Refund Claims.

(a)       To the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid, any and all refunds with respect to the Company shall belong to the Company.

(b)       To the extent the Company incurs any income tax liability due to the forgiveness of trade debt of the Company, such liability will be the Company’s and not the Sellers.

ARTICLE IX - GENERAL PROVISIONS

Section 9.1.    Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

(a)	if to Buyer:

Hirsch International Corp.

50 Engineers Road

Hauppauge, New York 11788

Attn: Beverly Eichel

Facsimile: (631) 457-8877

with copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attn: David E. Fisher

Facsimile: (212) 541-4630

(b)	if to Sellers’ Representative, to:

Scott Fresener

13255 N. 79th Street

Scottsdale, Arizona 85260

with copy to:

Davis Miles PLLC

P.O. Box 15070

Mesa, AZ 85211-3070

Attn: Charles E. Davis

Facsimile: (480) 733-3748

(c)	If to a Seller, to the address set forth on Exhibit A hereto,

with copy to:

Davis Miles PLLC

P.O. Box 15070

Mesa, AZ 85211-3070

Attn: Charles E. Davis

Facsimile: (480) 733-3748

Section 9.2.	Certain Definitions. For purposes of this Agreement:

(a)       An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(c)       “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

(d)	“Governmental Body” means any:

(i)        nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)	federal, state, local, municipal, foreign or other government;

(iii)      governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)	multinational organization or body;

(v)       body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)	official of any of the foregoing;

(e)       “Intellectual Property Assets” means all patent, copyright, designs, software, trade secret, trademarks, service marks, domain names or other proprietary rights.

(f)        “Knowledge” means the actual knowledge or awareness of a Person after due inquiry within such Person’s organization (in the case of the Company, shall include the actual knowledge and awareness of the Seller’s and the actual knowledge or awareness of each Subsidiary after due inquiry within such Subsidiary’s organization).

(g)       “Liability” means with respect to any Person, any criminal, civil or administrative liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(h)       “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(i)        “Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or government unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance, and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added, and excise taxes; PBGC premiums and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

(j)        “Government” means the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof.

(k)       “Law” or “Laws” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority, compliance with which is required by Law.

Section 9.3.    Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference will be to an Article or Section of, or a Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, unless a particular Article, Section, Schedule or exhibit is designated. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 9.4.    Counterparts. This Agreement may be executed in one or more facsimile counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5.    Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and Sellers’ Representative, or in the case of a waiver, the party waiving compliance.

Section 9.6.    Entire Agreement; Severability. This Agreement (including the Schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 9.7.    Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 9.8.    Governing Law. This Agreement will be governed by, and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 9.9.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of Sellers’ Representative and Buyer. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding this Section 9.10, Buyer may assign its rights to acquire at the Closing the Shares to any Affiliate of Buyer, provided, that, the Buyer shall remain liable for any and all liabilities or obligations of any such assignee under this Agreement.

Section 9.10.      Jurisdiction and Venue. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Arizona and the courts of the United States of America located in Maricopa County, Arizona for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.11 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of Arizona or the courts of the United States of America located in Maricopa County, Arizona, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 9.11.      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 9.12.      Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 9.13.    Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law and this Agreement).

Section 9.14.  Expenses. Neither Buyer nor the Company, shall be responsible for payment of for any transaction expenses of the Company or the Sellers in connection with the transactions contemplated by this Agreement, it being understood and agreed that the total of such amounts shall be solely for the account of Sellers.

Article X - -- GUARANTY

Section 10.1.	Fresener Holdings Guaranty.

(a)       Fresener Holdings hereby guarantees the due and punctual performance of all obligations of Scott Fresener under this Agreement, including the payment of any money hereunder. Fresener Holdings acknowledges and agrees that each of its obligations hereunder are absolute, unconditional and irrevocable, that this is a continuing guarantee, and that this guarantee shall remain in full force and effect and be binding upon it and its respective successors and assigns until discharge in full of the obligations guaranteed hereby.

(b)       The obligation of Fresener Holdings for any payment of money pursuant to Section 10.1(a) shall be automatically reinstated if and to the extent that such payment on or on behalf of Scott Fresener is rescinded or must be otherwise restored by such entity as a result of any proceedings in bankruptcy or reorganization or similar proceedings, and Fresener Holdings agrees that it will reimburse Buyer for all reasonable expenses (including all fees and disbursements of counsel), incurred by Buyer connection with such rescission or restoration.

(c)       The obligations of Fresener Holdings under this Section 10.1, shall be secured by a Deed of Trust on the Company Headquarters.

(d)       Fresener Holdings shall, from time to time after the Closing at the request of Buyer and without further consideration, execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively secure the obligations of Fresener Holdings hereunder, and to fully implement the provisions of this Section 10.1.

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IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase and Sale Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY: U.S. GRAPHIC ARTS, INC.

By:	/s/ Scott Fresener
	Name:	Scott Fresener
	Title:	CEO

For purposes of Section 10.1 only FRESENER HOLDINGS, LLC

By:	/s/ Scott Fresener
	Name:	Scott Fresener
	Title:	Manager

SELLERS:

/s/ Scott Fresener
Scott Fresener

/s/ Patricia Fresener
Patricia Fresener

/s/ Mishelle Fresener
Mishelle Fresener

/s/ Scott Michael Fresener
Scott Michael Fresener

BUYER: HIRSCH INTERNATIONAL CORP.

By:	/s/ Paul Gallagher
	Name:	Paul Gallagher
	Title:	President and CEO

DEFINITIONAL SCHEDULE

Capitalized terms used this Agreement and not otherwise defined, are defined in the Section opposite such capitalized term in the table below.

Defined Term	Section
Affiliate	9.2(a)
Amended Lease
Asserted Liability	7.7(a)
Call/Put Price	5.3(e)
Closing	1.3
Base Balance Sheet	2.5(a)
Business	Recitals
Buyer	Introductory Paragraph
Buyer Indemnified Parties	7.2
Call Exercise Date	5.3(a)
Call Right	5.3(a)
Cap	7.4(b)
Chase	6.1(c)
Chase Loan	6.1(c)
Chase Payoff Documents	6.1(c)
Claims	9.2((b)
Claims Notice	7.7(a)
Closing Date	1.2
Common Stock	Recitals
Company	Introductory Paragraph
Company Ancillary Documents	2.2(a)
Company Headquarters	6.1(d)
Company Product	2.22
Customers	2.21
Deed of Trust	6.1(d)
Distributors	2.21
Employee Benefit Programs	2.12
Employees	9.2(c)
Environmental Law	2.20(i)(i)
ERISA	9.2(d)
Excluded Representations	7.1(b)
Existing Lease	2.8(a)
Fresener Holdings	Introductory Paragraph
GAAP	9.2(f)
Government	9.2(j)
Governmental Body	9.2(g)
Hazardous materials	2.20(i)(ii)
Indemnifying Party	7.6(a)
Intellectual Property Assets	9.2(h)
Knowledge	9.2(i)
Leased Real Property	2.10(a)(ii)

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Legal Requirements	2.16(a)
Liability	9.2(j)
Losses	7.2
Option Shares	5.3(a)
Organizational Documents	2.1
Partners	2.21
Permits	2.2(a)
Person	9.2(k)
Purchase Price	1.1(b)
Put Exercise Period	5.4(a)
Put Right	5.4(a)
Seller Option Shares	5.4(a)
Sellers	Introductory Paragraph
Seller Ancillary Documents	3.2(a)
Seller Indemnifying Parties	7.2
Sellers’ Representative	1.5(a)
Share Price	1.1(a)
Shares	1.1(a)
Subsidiary/Subsidiaries	2.4
Tangible Personal Property	2.10(b)
Taxes	9.2(i)
Tax Returns	2.11(a)
Threshold	7.4(a)
Vendor/Vendors	6.1(f)

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